Exhibit 99.1

January 10, 2017

Media Contact:	or	Investor contact:
Media Relations		Lavanya Sareen
(206) 304-0008		Managing Director of Investor Relations
newsroom@alaskaair.com		(206) 392-5656

Alaska Air Group Reports December 2016 and Full-Year Operational Results

SEATTLE - Alaska Air Group Inc. (NYSE: ALK) today reported December and full-year operational results on a combined basis, for its subsidiaries Alaska Airlines, Inc. (Alaska) and Virgin America Inc., (Virgin America), and for its regional flying operated by subsidiary Horizon Air Industries, Inc. and third-party regional carriers, SkyWest Airlines and PenAir (Regional). Detailed information is provided below.
Air Group's acquisition of Virgin America took place on December 14, 2016. Operational results below include full period-to-date results from Virgin America for both the current period and the prior period for comparative purposes.

AIR GROUP
On a combined basis, Air Group reported a 5.6 percent increase in traffic on a 5.0 percent increase in capacity compared to December 2015. Load factor increased 0.5 points to 83.1 percent. These statistics include flights operated by Alaska, Virgin America, Horizon, and those under third-party capacity purchase agreements.
The following table shows the operational results for December(1) and full-year 2016(1), compared to the prior-year periods(2):

	December			Full Year
	2016	2015	Change	2016	2015	Change
Revenue passengers (in thousands)	3,509	3,361	4.4%	41,945	38,919	7.8%
Revenue passenger miles RPM (in millions)	4,125	3,905	5.6%	48,754	44,014	10.8%
Available seat miles ASM (in millions)	4,962	4,726	5.0%	57,951	52,605	10.2%
Passenger load factor	83.1%	82.6%	0.5 pts	84.1%	83.7%	0.4 pts

(1)	2016 information includes full period-to-date Virgin America operating results.

(2)	2015 information has been adjusted to include Virgin America operating results for comparability purposes.

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ALASKA AIRLINES
Alaska reported a 4.2 percent increase in traffic on a 2.5 percent increase in capacity compared to December 2015. Load factor increased 1.4 points to 85.0 percent. Alaska also reported 76.1 percent of its flights arrived on time in December, compared to the 85.3 percent reported in December 2015.
The following table shows Alaska's operational results for December and full-year 2016, compared to the prior-year periods:

	December			Full Year
	2016	2015	Change	2016	2015	Change
Revenue passengers (in thousands)	2,052	1,965	4.4%	24,421	22,869	6.8%
RPMs (in millions)	2,806	2,694	4.2%	32,859	30,340	8.3%
ASMs (in millions)	3,302	3,221	2.5%	38,715	35,912	7.8%
Passenger load factor	85.0%	83.6%	1.4 pts	84.9%	84.5%	0.4 pts
On-time arrivals as reported to U.S. DOT(1)	76.1%	85.3%	(9.2) pts	87.3%	86.4%	0.9 pts

(1)	Winter storms in the Pacific Northwest caused the year-over-year decline in on-time performance in the month of December.

VIRGIN AMERICA
Virgin America traffic increased 9.0 percent on an 11.0 percent increase in capacity compared to December 2015. Load factor decreased (1.4) points to 79.2 percent. Virgin America also reported 70.2 percent of its flights arrived on time in December, compared to 71.1 percent in December 2015.
The following table shows Virgin America operational results for December and full-year 2016, compared to the prior-year periods:

	December			Full Year
	2016	2015	Change	2016	2015	Change
Revenue passengers (in thousands)	675	629	7.3%	8,073	7,036	14.7%
RPMs (in millions)	1,013	929	9.0%	12,175	10,436	16.7%
ASMs (in millions)	1,279	1,152	11.0%	14,575	12,691	14.8%
Passenger load factor	79.2%	80.6%	(1.4) pts	83.5%	82.2%	1.3 pts
On-time arrivals as reported to U.S. DOT	70.2%	71.1%	(0.9) pts	76.8%	79.9%	(3.1) pts

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REGIONAL FLYING
Regional traffic increased 8.5 percent on an 8.2 percent increase in capacity compared to December 2015. Load factor increased 0.2 points to 80.3 percent. Regional also reported 61.6 percent of its flights arrived on time in December, compared to the 68.8 percent reported in December 2015.
The following table shows regional operational results for December and full-year 2016, compared to the prior-year periods:

	December			Full Year
	2016	2015	Change	2016	2015	Change
Revenue passengers (in thousands)	782	767	2.0%	9,451	9,015	4.8%
RPMs (in millions)	306	282	8.5%	3,720	3,238	14.9%
ASMs (in millions)	381	352	8.2%	4,661	4,001	16.5%
Passenger load factor	80.3%	80.1%	0.2 pts	79.8%	80.9%	(1.1) pts
On-time arrivals(1)	61.6%	68.8%	(7.2) pts	85.2%	83.4%	1.8 pts

(1)	Winter storms in the Pacific Northwest caused the year-over-year decline in on-time performance in the month of December.

Alaska Airlines, together with Virgin America and its regional partners, flies 40 million customers a year to 118 destinations with an average of 1,200 daily flights across the United States and to Mexico, Canada, Costa Rica and Cuba. With Alaska and Alaska Global Partners, customers can earn and redeem miles on flights to more than 900 destinations worldwide. Learn more about Alaska’s award-winning service and unmatched reliability at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines, Virgin America and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).

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